EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Annual Report on Form 20-F of our report, dated May 31, 2009 on our audits of the consolidated balance sheet of A-Power Energy Generation Systems, Ltd. as of December 31, 2008 and 2007 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows, for each of the three years in the period ended December 31, 2008.

/s/ MSCM LLP

MSCM LLP
Chartered Accountants
Licensed Public Accountants
June 30, 2009